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                                                                     EXHIBIT 4.4

                  [LETTERHEAD OF THE SEIDLER COMPANIES, INC.]

                             The Seidler Companies
                                 Incorporated

November 3, 1997


PRIVILEGED AND CONFIDENTIAL
---------------------------

Mr. Andrew K. Wrobel
President & Chief Executive Officer
Microelectronic Packaging, Inc.
9350 Trade Place
San Diego, CA 92126

Dear Andrew:


This letter agreement (the "Agreement") will confirm the understanding between Microelectronic Packaging, Inc. (the "Company") and The Seidler Companies Incorporated ("TSC" or the "Advisor") pursuant to which the Company has retained TSC to act as Advisor, on the terms and subject to the conditions set forth herein, in connection with financial consulting services provided to the Company by TSC in matters relating to possible merger and acquisition transactions, capital market financings, investment opportunities, investor relations and such services as the Company may request from time to time and TSC may agree to provide in writing (the "Services"). The Services shall not include any underwriting or broker-dealer related activities, and the Company agrees to bear sole responsibility for the negotiation, preparation, filing, amending and distribution of any offering materials of transaction documents, in connection with any of the foregoing investments or transactions.


Retention.  The Company hereby retains TSC on a nonexclusive basis to act as its
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financial advisor for a period of two years, subject to earlier termination as hereinafter provided, from the date hereof in connection with the Services to be provided to the Company. TSC agrees to act as Advisor to the Company and to perform the Services to the best of its ability. Subject to the terms and conditions of this Agreement, the nature and scope of the Advisor's efforts shall be limited solely to that of advisor to the Company on matters including but not limited to those defined above, and within such limits TSC shall engage such activities as it deems appropriate and which are acceptable to the Company. The Company agrees to retain its own legal counsel and accountants for any necessary legal and tax advice, including any such service or related services in connection with the Services to be provided by the Advisor.

Compensation.  In consideration of the above services the Advisor agrees to
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accept at a future date (issuance date) to be mutually agreed upon by Company and Advisor, within twelve months

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of the date of this agreement, Warrants representing the right to purchase a total of 50,000 shares of thc Company's Common Stock, al an exercise price equal to $1.00 per share of the Common Stock on the date of issuance. The Warrants shall be registered in two tranches of Warrants to purchase 25,000 shares each, and represented by two Warrant Certificates, having thc following terms, among other terms and conditions usually contained in such instruments:

     (i) Warrants representing the right to purchase the first 25,000 shares of the Company's Common Stock shall be exercisable for a period of five years from the date of issuance, but not within thc first year from date of issuance, and


     (ii) Warrants representing thc right to purchase the additional 2S,000 shares of the Company's Common Stock shall be exercisable for a period of five years from the date of issuance, hut not prior to two years from the date of issuance, except that these Warrants shall be automatically revoked and cancelled without any action whatever by the Company if this Agreement is terminated by either the Advisor or the Company for any reason whatever prior to the expiration.


     (iii) If permitted under the applicable rules and regulations of the Securities and Exchange Commission ("SEC") then in effect and any Company Agreement in effect, the Company shall include the shares of the Company's Common Stock issuable upon exercise of any Warrants issued to Advisor pursuant to this Agreement in any registration statement filed with the SEC during the period of time while any Warrants of Advisor are outstanding and exercisable. The Company will use its best efforts to cause such registration efforts to be declared effective and to remain effective for one hundred twenty days or, if earlier, until all outstanding Warrants of Advisor shall have been exercised except that the second 25,000 Warrants shall not have thc above registration rights in any event until one year after the issuance.


Compliance with Laws.  In performing Services for the Company pursuant to this
--------------------
Agreement, TSC shall comply with all applicable laws, including, but not limited to, federal and state securities laws and the rules and regulations of the NASD. TSC represents and warrants to the Company that TSC has, or shall obtain prior to any performances of services hereunder, any and all licenses, registrations and permits necessary for the performance of TSC's Services pursuant to this Agreement.

Relationship.  For any and all purposes whatever, Advisor is, and shall remain,
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solely and independent contractor responsible for all obligations and liabilities which Advisor may incur in connection with performance of this Agreement. Nothing herein shall constitute Advisor as an employee or agent of the Company. Advisor shall not have the authority to bind or commit the Company to any legal obligation or otherwise obligate or commit the Company in any manner whatsoever.

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Indemnity.  As partial consideration for the services to be rendered by TSC, the
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Company agrees to indemnify TSC and the other Indemnified Persons and TSC agrees to indemnify the Company as set forth in Exhibit I hereto, which is incorporated herein and made a part hereof.

Representations, Warranties and Covenants of the Company.  The Company as of the
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date hereof, represents, warrants and agrees for TSC's benefits as follows:

This agreement is duly authorized and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company.

In connection with the Advisor's activities hereunder, the Company agrees to furnish the Advisor and any prospective investor or other party introduced to the Company by TSC ("Third Party") with all material public information concerning the Company and its business, prospects, operations, and financial results and condition, including any information that the Advisor or Third Party reasonably deems appropriate. Such information will include various corporate reports and any other materials used in connection with the provision of any Services. All documents supplied to TSC or any Third Party in connection with the services shall have been prepared, reviewed and approved by the Company and shall be accurate and complete in all material respects. In addition, the Company agrees to provide the Advisor or Third Party with access to the Company's accountants, counsel, consultants and other appropriate agents and representatives. The Company acknowledges that the Advisor or Third Party may rely upon the completeness and accuracy of information and data furnished to it by the Company's officers, directors, employees, agents and representatives without an independent verification of such information and data or an appraisal of the Company's assets.

Confidentiality.  Except to the extent authorized by the Company or required by
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any Federal or state law, rule or regulation or any decision or order of any court or regulatory authority, the Advisor agrees that it will not disclose and will refrain from disclosing to any person, other than to any agents, attorneys, accountants, employees, officers, and directors engaged by the Advisor or the Company in connection with any Services to be provided hereunder, each and all of whom shall have signed a confidentiality and non-disclosure agreement or be subject to an enforceable non-disclosure obligation, any confidential information which has not become public about the Company or its agents, attorneys, accountants in connection with the services rendered hereunder. Any advice rendered by TSC hereunder shall not be disclosed publicly in any manner without TSC's written approval and will be treated by the Company and TSC as confidential, except in a SEC filing. In addition, TSC's advice is not intended for, and should not be relied upon by, other third parties. The Company also agrees that any reference to the Advisor or any affiliate of the Advisor in any release or communication to any party outside the Company is subject to the Advisor's approval, which approval shall not be unreasonably withheld or delayed. If the Advisor resigns or is terminated prior to any release or communication, no reference shall be made therein to the Advisor without the Advisor's prior written permission.

Termination.  This Agreement may be terminated by the Company at any time prior
------------
to the expiration of this Agreement upon 30 days written notice to TSC. TSC may terminate the Agreement prior to the expiration of this Agreement upon 30 days written notice to the Company

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but only for cause, which shall mean only: (i) the misconduct or bad faith of any officer, director or employee of the Company with respect to the Company's performance of its duties under this Agreement, (ii) the Company's breach of any of the provisions of this Agreement of (iii) the voluntary or involuntary bankruptcy of the Company. Unless earlier terminated as set forth above this Agreement shall terminate on September 1, 1999. In either event, the Company shall continue to be liable to TSC for any unpaid compensation earned by TSC pursuant to this Agreement together with any reimbursable expenses incurred through the date of termination, and the indemnity, contribution and expense reimbursement provisions contained in this Agreement shall remain operative and in full force and effect regardless of termination, expiration or consummation of Services. If terminated, Advisor, TSC and all related parties shall return all non-public information above to the Company or its affiliates to the Company.

Notices. Notices hereunder shall be given in writing and shall be mailed or delivered if to the Company at:


                         Microelectronic Packaging, Inc.
                         9350 Trade Place
                         San Diego, CA 92126
                         Attn: Andrew Wrobel


                         if to the Advisor at:


                         The Seidler Companies Incorporated
                         515 South Figueroa Street, 11th Floor
                         Los Angeles, California 90071-3396
                         Attn: Jon Merriman


Advertisements.  The Company agrees that the Advisor shall have the right to
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place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder; provided that the Advisor shall have submitted a copy of any such proposed advertisement to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

Construction.  The Agreement incorporates the entire understanding of the
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parties and shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed in such State, without regard to principles of conflicts of laws.

Severability.  Any determination that any provision of this Agreement may be, or
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is, unenforceable shall not affect the enforceability of the remainder of this
Agreement.

Headings.  The section headings in this Agreement have been inserted as a matter
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of convenience for reference and are not an effective part of this Agreement.

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Counterparts.  This Agreement may be executed simultaneously in two or more
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counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Third Party Beneficiaries.  This Agreement has been and is made solely for the
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benefit of the Company, the Advisor and the other Indemnified Persons referred to in this Agreement and their respective successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement.

Succession.  This Agreement shall be binding upon and inure to the benefit of
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the Company, TSC, the Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

If the foregoing terms correctly set forth our Agreement, please confirm this by signing and returning to the Advisor the duplicate copy of this letter. Thereupon this letter, as signed in counterpart, shall constitute our Agreement on the subject matter herein.


                              THE SEIDLER COMPANIES INCORPORATED


                              By:  /s/D. Jonathan Merriman
                                  ------------------------
                                  D. Jonathan Merriman
                                  Managing Director


Confirmed and Agreed to:

MICROELECTRONIC PACKAGING, INC.


By:  /s/Denis J. Trafecanty
     ----------------------

Title:  SVP-CFO
        -------------------

Dated:   11/19/97
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                                   EXHIBIT A


                                Indemnification
                                ===============


     Subject to the following paragraphs, in consideration for the agreement of TSCI to render the services described in the letter agreement to which this exhibit is attached (the "Letter Agreement"), the Company ("Indemnitor") agrees to indemnify, defend and hold harmless TSCI and its officers, directors, stockholders, employees, agents and affiliates, including, without limitation, each person who controls TSCI within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (each, an "indemnified party" and collectively, the "indemnified parties") from and against any and all loss, cost, claim, damage, liability and expense whatsoever (including, without limitation, costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), joint or several, to which the indemnified parties, or any of them, may become subject under the Federal securities laws, any other applicable foreign, Federal or State statute or regulation or common law (whether in tort, contract, or on any other basis), or otherwise, insofar as such losses, costs, claims, damages, liabilities or expenses arise out of or are based upon or related to, in whole or in part: (i) the Letter Agreement; (ii) any use (whether authorized or not) by the Indemnitor of TSCI's name; (iii) the performance by the indemnified parties, or any of them, of the services contemplated hereby; or (iv) any claims relating to or involving any of the possible transactions contemplated by the Letter Agreement; provided, however, that such indemnity shall not extend to any loss, claim, damage, liability or cost to the extent it is determined by final adjudication by a court of competent jurisdiction to have resulted from the negligence or willful misconduct of TSCI.

     If the indemnity provided above shall be unenforceable for any reason whatsoever, the indemnified parties shall be entitled to receive from the Indemnitor, or its successors and assigns, contribution for all such losses, costs, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), joint or several, so that the indemnified parties ultimately bear, in the aggregate, only an amount equal to the aggregate amount of such losses, costs, claims, damages, liabilities and expenses multiplied by a fraction, the numerator of which is the expenses and any fees actually paid to TSCI by the Company, and the denominator of which is the value of the Company (based on the present market value of all of its outstanding equity securities); provided, however, that in no event shall the indemnified
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parties' share of such losses, costs, claims, damages, liabilities and expenses exceed the expenses and cash fees actually paid to TSCI by the Company; and provided further, that no person found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

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     The Indemnitor agrees to pay, as soon as practicable, all legal fees and expenses submitted by one law firm, (i) incurred by the indemnified parties, or any of them, in defending any claim of the type set forth in the preceding paragraphs, or (ii) incurred by the indemnified parties in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved (at the request of the Company, by reason of discovery in proceedings instituted by any third party or otherwise) in any litigation or claim relating to the engagement of TSCI under the Letter Agreement, or any of the matters enumerated in the preceding paragraphs, even though no claim is made against the indemnified parties and the indemnified parties are not named parties to any litigation. The indemnified parties will consult with the Company with respect to the defense of any claim or lawsuit and will not settle or otherwise enter into any agreements with any claimants involving any payment by any indemnified party without the prior written consent of the Company, which consent shall not be unreasonably withheld. The indemnification provided herein will include advance payment (if requested by TSCI) or the prompt reimbursement of any payments made or required to be made by any indemnified party for any settlement, any damages awarded, costs of suit and all reasonable legal fees and other expenses, and shall include prompt payment to TSCI for the time reasonably required to be expended by any officers or employees of TSCI at their then-current hourly consulting rates, regardless of the legal theories advanced or the results of any such claim or litigation.

     Notwithstanding the foregoing, the Indemnitor will not be liable to any indemnified party hereunder in any such case unless the Company is given the opportunity to defend, with counsel reasonably acceptable to TSCI, such indemnified party at the Indemnitor's own cost and expense (unless TSCI shall have reasonably concluded that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses, or for any other reason, in which case an indemnified party need not afford the Indemnitor such opportunity) and in no event shall the Indemnitor be liable to any indemnified party to the extent that any such loss, cost, claim, damage, liability or expense arises out of or is based upon the fact that such indemnified party committed an intentional fraud or was negligent in connection with the rendering of services under the Letter Agreement but only if and when such fact shall be determined by final adjudication by a court of competent jurisdiction; until such adjudication is made, the Indemnitor shall be obligated to advance, pay or reimburse costs and expenses as if this paragraph did not exist and if such an adjudication is made, such indemnified party shall repay to the Indemnitor any costs and expenses advanced, paid or reimbursed by the Indemnitor hereunder to the extent that the court affirmatively determines that such costs and expenses were directly related to such fact.

     The indemnity and contribution provisions herein provided shall not be exclusive, but shall be cumulative and in addition to any other remedies which any indemnified party may otherwise have, at law or in equity.

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